Letter to Transmittal Exhibit (a)(1)(B)
Letter Of Transmittal
Dated September 26, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
EASTERN TIME, ON OCTOBER 26, 2007 UNLESS THE OFFER IS EXTENDED

To:	Richard J. Trachimowicz
Senior Vice President
Rockville Bank
25 Park Street
Rockville, Connecticut 06066
Telephone: (860) 291-3600
Facsimile: (860) 291-3692
DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS
SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
     THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
Ladies and Gentlemen:
     I hereby tender to Rockville Financial, Inc. (“Rockville Financial”) all of the options to purchase shares of common stock of Rockville Financial, with an exercise price of $17.77 per share, granted to me on December 13, 2006 (such options “eligible options”) pursuant to your offer to purchase such options for $2.61 per option in cash, upon the terms and subject to the conditions set forth in the offer to purchase (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together constitute the “Offer”).
     Subject to, and effective upon, acceptance for payment of and purchase of the options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, Rockville Financial all right, title and interest in and to all the options that are being tendered hereby. I acknowledge that Rockville Financial has advised me to consult with my own legal, financial and accounting advisors as to the consequences of participating or not participating in the Offer. I agree that, with respect to my tendered options, this Letter of Transmittal is a termination of my option agreement upon payment to me of the cash amount.
     I hereby represent and warrant that I have full power and authority to tender the options tendered hereby and that, when and to the extent the same are accepted for payment by Rockville Financial such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. I will, upon request, execute and deliver any additional documents deemed by Rockville Financial to be necessary or desirable to complete the purchase of the options tendered hereby.
     All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive my death or incapacity, and any obligation of mine hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.
     By execution hereof, I understand that tenders of options pursuant to the procedure described in Section 2 of the Offer to Purchase and in the instructions hereto will constitute my acceptance of the terms and conditions of the Offer. Rockville Financial’s acceptance for payment of options tendered pursuant to the Offer will constitute a binding agreement between Rockville Financial and me upon the terms and subject to the conditions of the Offer. I acknowledge that no interest will be paid on any or all of the cash to be paid for tendered options regardless of when payment of any portion of the cash amount is made or any delay in making any cash payment.
     I recognize that, under certain circumstances set forth in the Offer to Purchase, Rockville Financial may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and payment for, options tendered. In any such event, I understand that the options delivered herewith but not accepted for purchase will be returned to me at the address indicated on page 3 of this Letter of Transmittal.
     I have read, understand, and agree to all of the terms of the Offer.
     I tender all of my options pursuant to the terms and subject to the conditions of the Offer to Purchase dated September 26, 2007.
     Payment will be made less applicable taxes, in accordance with the Offer.

Printed Name of Option Holder

*Signature of Option Holder

Dated , 2007

Name

Address

(Include Zip Code)

Telephone No.

*	Must be signed by option holder exactly as name appears on the option agreement evidencing the options to be tendered.
Instructions
Forming Part Of The Terms And Conditions Of The Offer
     PLEASE NOTE THAT YOUR PARTICIPATION IN THE TENDER OFFER IS COMPLETELY VOLUNTARY. Rockville Financial neither requires nor recommends that you participate in the tender offer. Rockville Financial urges you to consult with your own legal, financial and accounting advisors as to the consequences of participating or not participating in the tender offer.
     1. DELIVERY OF LETTER OF TRANSMITTAL AND OPTIONS. A properly completed and duly executed Letter of Transmittal (or facsimile thereof), the option agreements with respect to any options tendered and any other documents required by this original Letter of Transmittal, must be received by Rockville Financial at our address set forth on the front cover of this Letter of Transmittal on or prior to 5:00 P.M., Eastern time on the Expiration Date.
     THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IN RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.
     Tenders of options made pursuant to this Offer may be withdrawn at any time up to the Expiration Date but you must notify us in writing of your withdrawal before the Expiration Date.

     If we extend the period of time during which the Offer is open, we are delayed in accepting for purchase or paying the cash amount for options or we are unable to accept for purchase or pay for options pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, we may retain all options tendered, and such options may not be withdrawn except as otherwise provided in Section 3 of the Offer to Purchase, subject to Rule 13e-4(f)(5) of the Securities and Exchange Commission, under the Securities Exchange Act of 1934, as amended, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the front cover of this Letter of Transmittal and must specify the name of the person who tendered the options to be withdrawn, the grant date, exercise price and total number of options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn options may be re-tendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. After giving effect to any withdrawal, you must still comply with the request that outstanding options awarded to you may only be tendered in whole, but not in part.
     No alternative or contingent tenders will be accepted. By executing this Letter of Transmittal (or a facsimile thereof), the tendering optionholder waives any right to receive any notice of the acceptance for purchase of the options. You may tender all your eligible options or none of your eligible options. Any tender of less than all of the optionholder’s eligible options will be rejected by the Company and returned to the respective optionholder with a Letter of Decline.
     2. SIGNATURES ON THIS LETTER OF TRANSMITTAL. If this Letter of Transmittal is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement without alteration, enlargement or any change whatsoever.
     If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter of Transmittal.
     3. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this Letter of Transmittal may be directed to Richard J. Trachimowicz, Senior Vice President, Rockville Bank, Inc., 25 Park Street, Rockville, Connecticut 06066 at telephone: (860) 291-3600. Copies will be furnished promptly at our expense.
     4. IRREGULARITIES. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase and payment (including cash amount payable) and withdrawal will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for purchase and payment of or purchase and payment for which may be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither Rockville Financial nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we nor any other person incur any liability for failure to give any such notice.
     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A FACSIMILE COPY THEREOF) TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY ROCKVILLE FINANCIAL, ON OR PRIOR TO 5:00 P.M., EASTERN TIME ON THE EXPIRATION DATE.
     5. IMPORTANT TAX INFORMATION. You should refer to Section 11 of the Offer to Purchase which contains important tax information.